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                                                                   Exhibit 10.16
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                                November 15, 2001


Gerald J. McGovern, CPA
138 Mount Vernon Street
West Roxbury, MA 02132


Gerry:

         We are pleased to extend you an offer to join MCK Communications, Inc. as Chief Financial Officer. In that position, you will be reporting to Glenda Davis, the President & Chief Executive Officer of the Company. You will be responsible for managing all financial operations and reporting activities of the business as well as representing the Company's financial results to employees and external constituents such as investors, analysts and/or strategic partners. Human resources and legal functions also report to the CFO.

         Your start date will be November 26, 2001. During the first couple weeks of your employment you will transition with the outgoing Chief Financial Officer, Paul Zurlo. It is expected that you will assume responsibilities as Chief Financial Officer of the Company beginning on December 1, 2001 consistent with Paul Zurlo's termination date. Your starting annual base salary, to be paid bi-monthly will be $160,000. You will also be eligible for an annual cash bonus of up to 25% of your base salary which is anticipated to be paid semi-annually with payout based upon the Company attaining its business plan objectives.

         You will also be eligible to participate in the Company's benefit programs available to employees generally from time to time, including medical, dental, group life, long- and short-term disability insurance, 401k plan, vacation and company-paid 10 statutory holidays (8 assigned and 2 unassigned). You will be entitled to 4 weeks of vacation per year. In addition to these, the Company will provide life insurance at 2 times base salary as well as Director and Officers Insurance to protect against shareholder lawsuits of $10 million.

         You will receive a grant of 100,000 nonqualified options. The award would vest over four years with an initial one-year cliff and monthly vesting thereafter. Upon any Change in Control of the Company (as defined in our incentive plans), 50% of your unvested options would accelerate in full if within one year thereafter you were terminated without cause or quit as a result of any material reduction in your salary or target bonus or your duties and reporting position constituting a defacto demotion (other than changes to reflect the integration of the company into the acquirers organization).

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The per share exercise price for the awards will be the closing price for the
Company's stock as of your start date as a regular, full-time employee.

         Please note that this letter does not constitute an employment contract and you will at all times remain an employee-at-will; meaning that you retain the right to terminate your employment at any time and the Company retains a similar right. It is further understood that this "at will" employment relationship may not be changed by written or oral statement, conduct or implication unless such change is specifically acknowledged in writing (which must clearly state "employee is not an at will employee") by the Board of Directors. However, if after 3 months of employment by MCK, your employment is terminated by the Company due to a "Change in Control" or for any reason other than for "Cause"; or you quit within one year of a "Change of Control" as a result of any material reduction in your salary or your duties and reporting position constituting a defacto demotion (other than changes to reflect the integration of the company into the acquirers organization), you will be entitled to six months of salary continuation as a severance.

         For purposes of this letter, "Cause" shall mean: (i) dishonesty, breach of fiduciary duty or material breach of the terms of any agreements between you and the Company which is not or cannot be cured within 10 business days; (ii) commission by you of any act of embezzlement, fraud, larceny or theft on or from the Company; (iii) substantial and continuing neglect or inattention by you of duties of your employment which shall continue for 30 business days following written notification by the Chief Executive Officer; (iv) willful misconduct or gross negligence in connection with the performance of your duties; or (v) commission by you of a felony or any acts of moral turpitude which are injurious to the Company or its business reputation.

         For purposes of this offer letter "Change of Control" shall mean a sale by MCK of all or substantially all of its assets or a merger, acquisition or other business combination in which MCK is not a surviving entity.

         To indicate your acceptance of this employment offer, please sign, date and return to my attention one copy of this offer letter. Please note that your written acceptance also constitutes your representation and guarantee that your employment by the Company will not conflict with, breach or otherwise violate any of the terms of any employment, non-competition, confidentiality or similar agreements that you may have with any third parties. This offer is contingent upon your bringing the attached I-9 form with the appropriate section completed and the requisite documentation as listed, on your first day of employment. The offer is also conditioned upon your execution of our Non-Competition and Confidentiality Agreement, which will be provided to you prior to your commencement of work. It is further understood that any dispute with the company will be settled through arbitration rather than in a court of law.



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         Gerry, we believe you will be a valuable member of our team and are looking forward to having you come aboard. Should you have any questions, please feel free to contact me at any time.


                                            Sincerely,


                                            Glenda Davis
                                            President & Chief Executive Officer
                                            MCK Communications, Inc.


Agreed and Accepted:

/s/ Gerald J. McGovern                      /s/ Glenda Davis
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                                            Date: November 26, 2001